================================================================================

    As filed with the Securities and Exchange Commission on October 23, 2006.
    -------------------------------------------------------------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form S-8
                          Registration Statement Under
                           The Securities Act of 1933

                                  iVoice, Inc.
             (Exact name of Registrant as specified in its charter)

          New Jersey                                        51-0471976
          ----------                                        ----------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                                 750 Highway 34
                                Matawan, NJ 07747
                                -----------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (732) 441-7700

                     iVoice, Inc. 2005 Stock Incentive Plan
                     --------------------------------------
                              (Full title of Plan)

              Jerome Mahoney, President and Chief Executive Officer
                                  iVoice, Inc.
                                 750 Highway 34
                                   Matawan, NJ
                                 (732) 441-7700
             (Name, address, including Zip Code and telephone number
                    including area code of agent for service)

                                 With a Copy to:

                             Lawrence A. Muenz, Esq.
                               Meritz & Muenz LLP.
                                2021 O Street, NW
                              Washington, DC 20036
                                 (202) 728-2909

================================================================================

Calculation of Registration Fee

Title of each     Proposed        Proposed
class of          maximum         maximum          Amount of        Total
securities to     amount to be    offering price   aggregate        registration
be registered     registered      per unit (c)     offering price   fee
--------------------------------------------------------------------------------

Class A Common
Stock              5,000,000          $.062          $300,000          $33.17
--------------------------------------------------------------------------------

Price calculated in accordance with Rule 457(c) of the regulations promulgated under Securities Act of 1933.

Approximate date of proposed sale to the public: This Registration Statement shall become effective upon filing with the Commission.


                                EXPLANATORY NOTE

     This registration statement contains two parts. Part I contains a re-offer prospectus prepared in accordance with Part I of Form S-3 in accordance with Instruction C of the General Instructions to Form S-8. The re-offer prospectus may be used for re-offers or re-sales on a continuous or delayed basis in the future of the 5,000,000 shares of Class A Common Stock issued under the iVoice, Inc. 2005 Stock Incentive Plan. Part II contains information required in this registration statement under Part II of Form S-8.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I, Items 1 and 2 of Form S-8, will be sent or given to any recipient of a stock option or stock award in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. We will furnish without charge to any person to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to iVoice, Inc., 750 Highway 34, Matawan, NJ 07747. Our telephone number is (732) 441-7700. The re-offer prospectus follows this paragraph.

                                   PROSPECTUS

                                  IVOICE, INC.

                    5,000,000 shares of Class A Common Stock

     The shares of iVoice, Inc. Class A Common Stock being offered under this prospectus are being offered by: (a) employees, independent contractors and agents of iVoice, Inc. issued to them upon the exercise of stock options or the issuance of a stock award pursuant to the iVoice, Inc. 2005 Stock Incentive Plan (the "Plan"). Our common stock trades on the NASD Over the Counter Bulletin Board under the symbol "IVOI". On October 19, 2006 the high and low sale prices for a share of our common stock were $.06 and $.064, respectively.

     The mailing address and telephone number of our principal executive offices are: 750 Highway 34, Matawan, NJ 07747. Our telephone number is (732) 441-7700.

                                  ------------


                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                PLEASE SEE "RISK FACTORS" WITHIN THIS PROSPECTUS.

                                  ------------

     This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

                                  ------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is October 23, 2006

                                     SUMMARY

     This registration statement covers in the aggregate 5,000,000 shares of Class A Common Stock, no par value per share of iVoice, Inc. ("iVoice" or the "Company"). Up to 5,000,000 Class A Common Stock shares may be issued under the iVoice, Inc. 2005 Stock Incentive Plan (the "Plan"). The Board of Directors of iVoice approved the Plan initially on December 20, 2005 and the Plan was approved by our shareholders at the Annual Meeting of Shareholders held on March 31, 2006.

                             DESCRIPTION OF BUSINESS

BACKGROUND OF THE COMPANY

     Our current corporate configuration is the result of a number of separate transactions over the past several years. On February 26, 1996, Select Resources, Inc., a publicly held Delaware company, and three of its principal stockholders entered into a stock exchange agreement with Visual Telephone of New Jersey, Inc., ("Visual Telephone"), a privately held New Jersey corporation, and its two stockholders pursuant to which Select Resources acquired all of the outstanding shares of Visual Telephone and spun-off Select Housing Associates, Inc., its wholly owned subsidiary. The aim of this agreement was to provide for a more profitable business direction for Select Resources. Pursuant to the agreement, Select Resources agreed to issue 5,611,000 shares of its capital stock to one of the two stockholders of Visual Telephone and to transfer one-half of the shares of Select Housing Associates to the other stockholder of Visual Telephone, namely Joel Beagelman, in return for all of the outstanding shares of Visual Telephone. In addition, Select Resources transferred the other half of the shares of Select Housing Associates to Gary W. Pomeroy and Brad W. Pomeroy, two of Select Resources' three principal stockholders, in return for the cancellation of 1,111,000 shares of common stock of Select Resources owned by them. At the time of the stock exchange agreement, Mr. Beagelman, Gary W. Pomeroy and Brad W. Pomeroy were directors of Select Resources. On February 26, 1996, the stock exchange agreement was approved by the consent of stockholders a majority of the outstanding shares of common stock of Select Resources. Visual Telephone then merged into Select Resources, which changed its name to that of the subsidiary.

     In July 1996, Visual Telephone acquired 100% of the outstanding common shares of Communications Research Inc., or "CRI," for $50,000 in cash, $150,000 in notes and 1,000,000 shares of Visual Telephone. CRI designs, develops, sells, and supports PC-based communication systems that transmit data, voice and full-motion video.

     On May 21, 1999, International Voice Technologies, Corp., a Delaware corporation, merged with and into Visual Telephone (which in the interim had changed its name to Visual Telephone International, Inc.), with Visual Telephone surviving. Simultaneous with the merger, Visual Telephone changed its name to iVoice.com, Inc., and it was planned that Visual Telephone would spin off CRI prior to the merger with International Voice Technologies. Our current business is essentially that of International Voice Technologies, and this merger was aimed at giving that business better access to the capital markets by merging it into a public company. In addition, we changed our NASD OTC Bulletin Board trading symbol to "IVOC."

     In consideration for the merger with International Voice Technologies, Jerome R. Mahoney, the sole stockholder of International Voice Technologies, received 10,000,000 shares of our Class A common stock and 700,000 shares of our Class B common stock. In addition, the two controlling stockholders of Visual Telephone sold 300,000 shares of Class B common stock to Mr. Mahoney and concurrently canceled a total of 2,000,000 shares of their Class A common stock. The consulting firm of Toby Investments was awarded 2,000,000 shares of common stock for consulting services on the transaction. The agreement also provided that certain of the assets of Visual Telephone would be transferred to Visual Telephone's wholly owned subsidiary, CRI. The merger was accounted for in its financial statements as a public shell merger. In a public shell merger the stockholders of the operating company, in this case International Voice Technologies, become the majority owners of the shell company, in this case Visual Telephone, and the stockholders of Visual Telephone, the public shell company, become minority stockholders in International Voice Technologies, the operating company.

     As for the CRI spin-off, on September 18, 2000 CRI filed a registration statement to provide for the distribution of its shares to Visual Telephone's stockholders as of May 21, 1999. Visual Telephone's stockholders are to receive one CRI share for every four shares owned in Visual Telephone. The principal stockholders, officers and directors of Visual Telephone were Carl Ceragno and Joel Beagelman. Mr. Ceragno remained with CRI as its President and Mr. Beagelman entered into a consulting agreement with us.

     On April 24, 2000, we entered into an agreement and plan of reorganization with all the stockholders ThirdCAI, another shell company that was a reporting company under the Securities Exchange Act of 1934. In this transaction, which took place by means of a short-form merger, with ThirdCAI's name being changed to iVoice, we acquired all the issued and outstanding shares of ThirdCAI in exchange for $150,000, and a finder's fee paid to Corporate Architect, Inc., consisting of 50,000 shares of our Class A voting common stock. The purpose of this transaction was to enable our Company to become a reporting company, to comply with the "eligibility rule" adopted by the National Association of Securities Dealers, Inc. ("NASD"), as only reporting companies may continue to have stock quoted on the NASD OTC Bulletin Board.

     On April 25, 2003, iVoice formed a wholly owned subsidiary in the State of New Jersey and on May 5, 2003, iVoice changed its state of incorporation from Delaware to New Jersey by merging into the newly formed New Jersey subsidiary.

     In September 2003, we announced our intention to distribute to our stockholders shares of Class A common stock of Trey Resources, Inc., a wholly owned subsidiary, operating our Automated Reminder business, upon the effectiveness of required Securities and Exchange Commission filings and final approval by our Board of Directors of the terms and conditions of the proposed distribution.

     On February 13, 2004, the effective date, iVoice completed the distribution of Trey Resources through the issuance of one share of Trey Resources, Inc. Class A common stock for every 1,793 shares of iVoice Class A common stock held on the record date of February 9, 2004. In March 2004 announced that it has entered into a technology licensing agreement with GlynnTech Inc., to serve as its licensing agent for speaking product packaging technology.

     On April 28, 2004 iVoice formed a new wholly owned subsidiary, iVoice Technology, Inc. in the State of Nevada. Thereafter, iVoice formed two additional wholly owned subsidiaries on August 3, 2004, iVoice Technology 2, Inc. and iVoice Technology 3, Inc. Subsequent to the formation of these three subsidiaries in Nevada, it came to the attention of the Company that the franchise taxes in Nevada were excessive for companies with a large number of authorized common stock shares. Therefore, on November 10, 2004, the Company formed three new wholly owned subsidiaries, iVoice Technology, Inc. ("iVoice Technology"), Deep Field Technologies, Inc., Inc. ("Deep Field") and SpeechSwitch, Inc. ("SpeechSwitch") in the State of New Jersey. All obligations of the initial Nevada subsidiaries, iVoice Technology, Inc., iVoice Technology 2, Inc. and iVoice Technology 3, Inc., were assigned and assumed by the respective New Jersey subsidiary counterpart, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc., with the consent of the other contracting parties. iVoice dissolved the Nevada subsidiaries.

     On May 24, 2004, the Company dissolved its wholly owned subsidiary iVoice Acquisition 2, Inc. in the state of Delaware. This was an inactive subsidiary.

     In September 2004 and November 2004, the Company announced its intention to distribute to its stockholders, in the form of a special dividend, shares of Class A Common Stock of its three wholly owned subsidiaries, iVoice Technology, Deep Field and SpeechSwitch (the "Spin-off"). The Company announced on July 21, 2005, that the Board of Directors set a record date for the previously announced spin-off of its three wholly owned subsidiaries. Shareholders of record on July 29, 2005 were entitled to receive the special dividend. The special dividend was distributed on August 5, 2005.

     Holders of iVoice Class A Common Stock, other than affiliates of iVoice, received one share of Class A Common Stock each of iVoice Technology, Deep Field and SpeechSwitch for every 988 shares of iVoice common stock that they hold. Holders of less than 988 shares of iVoice common stock received one share of iVoice Technology, Deep Field Technologies and SpeechSwitch Class A common stock. All of the outstanding shares of Class B Common Stock (including convertible debt into such shares) of iVoice Technology, Deep Field Technologies and SpeechSwitch will be beneficially owned by an affiliate of iVoice, iVoice Technology, Deep Field Technologies and SpeechSwitch.

     In May 2005, iVoice formed a new wholly owned subsidiary, iVoice Acquisition Corporation in the State of New Jersey. This subsidiary would be used in the future for an acquisition made by iVoice.

     As part of the Spin-off, the Company transferred certain of its assets and related liabilities to iVoice Technology, Deep Field and SpeechSwitch immediately prior to the distribution. The consolidated financial statements for the year ended December 31, 2005 include reclassifications of the operations of the subsidiaries to reflect the disposal of the three businesses. In addition, the consolidated financial statements for the year ended December 31, 2004 reflect the reclassification of the operations to below the line as discontinued operations in accordance with the provisions of FASB 144, "Accounting for the Impairment or Disposal of Long Lived Assets".

     ACQUISITION OF THOMAS PHARMACEUTICALS LTD

     On January 6, 2006, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation ("Thomas NJ"), a wholly owned subsidiary of the Company, Thomas Pharmaceuticals Ltd., a New York corporation ("Thomas NY"), Farris M. Thomas, Jr., an individual ("Thomas"), John E. Lucas, an individual ("Lucas") Richard C. Brogle, ("Brogle"), Nina Schwalbe, an individual, ("Schwalbe"), John H. Kirkwood, an individual ("Kirkwood"), and Maureen Gillespie, an individual ("Gillespie") (Brogle, Schwalbe, Kirkwood, Gillespie, Thomas and Lucas are collectively as the "Shareholders"). Under the terms of the Agreement, Thomas NY merged into a wholly owned subsidiary of the Company, Thomas NJ. The Shareholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 Thomas NJ Series A Convertible Preferred Stock ("Series A Preferred Stock") shares. The Series A Preferred Stock shareholders can elect to have the Company spin-off Thomas NJ from iVoice. The Company can elect to spin-off Thomas NJ from iVoice anytime after the first anniversary of the merger of Thomas NY into Thomas NJ.

     The Company purchased $325,000 of Thomas NJ Series B Convertible Preferred Stock ("Series B Preferred Stock"), a $360,000 10% Secured Convertible Debenture issued by Thomas NJ (the "Initial Convertible Debenture") and a $100,000 10% Administrative Service Convertible Debenture ("Administrative Debenture"). The Administrative Debenture was issued by Thomas NJ to compensate the Company for the administrative services that it will provide to Thomas NJ under the Administrative Services Agreement. The purchase of the Series B Preferred Stock and the Initial Convertible Debenture provided working capital to Thomas NJ.

     The Company also purchased an additional debenture in the principal amount of $225,000 on April 27, 2006 and additional $225,000 of Series B Preferred Stock on April 27, 2006. Finally, the Company further agreed that if Thomas NJ generates sales of $1 million in the period beginning on January 1, 2006 and ending on September 30, 2006, then the Company will purchase from Thomas NJ an additional debenture in the principal amount of at least $200,000 on or before December 31, 2006 and an additional $200,000 of Series B Preferred Stock on or before December 31, 2006.

     On August 9, 2006, iVoice, Inc. entered into a Stock Purchase Agreement dated August 7, 2006 by and among Thomas Pharmaceuticals Ltd.,Thomas Pharmaceutical Acquisition Corp. and iVoice, Inc., whereby Thomas Pharmaceutical Acquisition Corp. agreed to purchase all of the securities of Thomas Pharmaceuticals Ltd., a wholly subsidiary of iVoice, Inc., for the purchase price of $1,235,100 plus twenty-five (25%) percent thereof, plus interest and dividends accrued under the terms of such securities through the Closing Date. The securities of Thomas Pharmaceuticals Ltd., presently held by iVoice, Inc., to be purchased by Thomas Pharmaceutical Acquisition Corp. are: 100 shares of Class A Common Stock, 550 shares of Series B Convertible Preferred Stock, $360,000 of 10% Securied Convertible Debentures issued January 6, 2006, $100,000 of Administrative Service Convertible Debentures due January 1, 2013 issued January 6, 2006, and $225,000 of Secured Convertible Debentures due January 1, 2013 issued April 27, 2006. This Stock Purchase Agreement may be terminated by iVoice, Inc. should this transaction not be consummated by October 31, 2006.


OUR BUSINESS

     iVoice has determined that the best way to create shareholder value, separate and apart from the operating performance of iVoice, is by spinning off and distributing shares of its wholly owned subsidiaries if the form of a special dividend to the Company's shareholders.

     The common stock distributions are part of a broader strategy relating to the transition of iVoice into a company focused on the development and licensing of proprietary technologies. To date, we have filed fifteen patent applications for internally developed applications with the U.S Patent and Trademark Office. Of the patents applications we have filed, we have been awarded three patents. One for our Speech-Enabled Automatic Telephone Dialer in May 2003, and a second patent for our Speech-Enabled Automatic Telephone Dialer without a PBX in December 2003. Our third patent for Speech Enabled Voice Activated/Voice Responsive Item Locator was issued in October 2004. No assurances can be given that the remaining patent applications will be approved. In March 2004 the Company announced that it has entered into a technology licensing agreement with GlynnTech Inc., to serve as its licensing agent for speaking product packaging technology.

     iVoice will also continue to search for potential merger candidates with or without compatible technology and products, in a further attempt to increase shareholder value. As an example, in January 2006, the Company acquired the New York City based Thomas Pharmaceuticals Ltd ("Thomas"), which develops and markets over the counter non-prescription healthcare products. Thomas' 1st product focuses on the high-end, branded consumables market, with a calcium-enriched, sugar free, anti-gas antacid tablet.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at Room 1580, Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet website at WWW.SEC.GOV that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of the registrant's filings are available at that website. Please call 1-800-SEC-0330 for further information on the Public Reference Room.

     This prospectus is part of a registration statement that we filed with the SEC. Some parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the shares of common stock to be issued under this registration statement. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site.


                                  RISK FACTORS

     You should carefully consider each of the following risk factors and all of the other information in this prospectus. The following risks relate principally to our business and the offering described in the prospectus. If any of the following risks and uncertainties develop into actual events, the business, financial condition or results of our operations could be materially adversely affected. If that happens, the trading price of our shares of Class A Common Stock could decline significantly. The risk factors below contain forward-looking statements regarding the offering and our business. Actual results could differ materially from those set forth in the forward-looking statements. See Cautionary Statement Regarding Forward-Looking Statements below.

RISKS RELATED TO OUR OPERATIONS

WE WILL FACE MANY OF THE DIFFICULTIES THAT COMPANIES IN THE EARLY STAGE MAY
FACE.

     Since the spin-off of our operating subsidiaries in 2004 and 2005, we have a limited operating history. As such, it may be difficult for you to assess our ability to identify merger or acquisition candidates and our growth and earnings potential. Therefore, we may face many of the difficulties that companies in the early stages of their development in new and evolving markets often face as they are described below. We may continue to face these difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

OUR HISTORICAL INFORMATION HAS LIMITED RELEVANCE TO OUR FUTURE RESULTS OF OPERATIONS.

     The historical financial information we have included in this report does not reflect what our results of operations, financial position and cash flows will be in the future. This is because we operated in the past with different goals and objectives from our new objectives.

WE CANNOT ACCURATELY FORECAST OUR FUTURE REVENUES AND OPERATING RESULTS, WHICH MAY FLUCTUATE.

     Our short operating history and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

     o the success of identifying and completing mergers and acquisitions, particularly in light of our limited history;

     o the introduction of competitive products by different or new competitors;

     o    reduced demand for any given product;

     o    difficulty in keeping current with changing technologies;

     o unexpected delays in introducing new products, new product features and services;

     o increased or uneven expenses, whether related to sales and marketing, product development or administration;

     o deferral of recognition of our revenue in accordance with applicable accounting principles due to the time required to complete projects;

     o seasonality in the end-of-period buying patterns of foreign and domestic software markets;

     o    the market's transition between operating systems; and

     o    costs related to possible acquisitions of technology or businesses.

     Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decline.

IF WE CANNOT RAISE ADDITIONAL CAPITAL TO FINANCE FUTURE OPERATIONS, WE MAY NEED TO CURTAIL OUR OPERATIONS IN THE FUTURE.

     We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings and sales of securities from third parties and funds provided by certain officers and directors. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. While we have recently raised sufficient working capital to fund our operations for at least the next 24 months, we will need to raise additional capital to fund our future operations.

     We may in the future sell additional unregistered convertible securities, possibly without limitations on the number of shares of common stock the securities are convertible into, which could dilute the value of the holdings of current shareholders and have other detrimental effects on your holdings.

     We have relied on the private placement of secured promissory notes to obtain working capital and may continue to do so in the future. As of this date, however, we have outstanding convertible obligations. In order to obtain working capital in the future, we intend to issue additional equity securities and convertible obligations.

     In the event that the price of our Class A Common Stock decreases, and our convertible obligations (or any other convertible obligations we may issue) are converted into shares of our Class A Common Stock,

     o the percentage of shares outstanding that will be held by these holders upon conversion will increase accordingly,

     o such increased share issuance, in addition to a stock overhang of an indeterminable amount, may depress the price of our Class A Common Stock, and

     o the sale of a substantial amount of convertible debentures to relatively few holders could effectuate a possible change in control of our company.

     Our existing convertible obligations are convertible based upon a formula that varies with the market price of our common stock. As a result, if the market price of our Class A Common Stock increases after the issuance of our convertible obligations, it is possible, that, upon conversion of our convertible obligations, we will issue shares of Class A Common Stock at a price that is far less than the then-current market price of our Class A Common Stock.

BECAUSE OUR VOICE-RECOGNITION BUSINESS IS STILL EVOLVING, WE MAY EXPERIENCE DIFFICULTIES THAT COULD PREVENT US FROM BECOMING PROFITABLE.

     Because voice-recognition products are still evolving, we may experience the difficulties frequently encountered by companies in the early stage of development in new and evolving markets. These difficulties include the following:

     o substantial delays and expenses related to testing and developing of our new products;

     o marketing and distribution problems encountered in connection with our new and existing products and technologies;

     o    competition from larger and more established companies;

     o    delays in reaching our marketing goals;

     o difficulty in recruiting qualified employees for management and other positions;

     o    lack of sufficient customers, revenues and cash flow; and

     o    limited financial resources.


     We may continue to face these and other difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our business will suffer and our stock price could decline.

IF OUR TECHNOLOGIES AND PRODUCTS CONTAIN DEFECTS OR OTHERWISE DO NOT WORK AS EXPECTED, WE MAY INCUR SIGNIFICANT EXPENSES IN ATTEMPTING TO CORRECT THESE DEFECTS OR IN DEFENDING LAWSUITS OVER ANY SUCH DEFECTS.

     Voice-recognition products are not currently accurate in every instance, and may never be. Furthermore, we could inadvertently release products and technologies that contain defects. In addition, third-party technology that we may include in our products could contain defects. We may incur significant expenses to correct such defects. Clients who are not satisfied with our products or services could bring claims against us for substantial damages. Such claims could cause us to incur significant legal expenses and, if successful, could result in the plaintiffs being awarded significant damages. Our payment of any such expenses or damages could prevent us from becoming profitable.

OUR SUCCESS IS HIGHLY DEPENDENT UPON OUR ABILITY TO COMPETE AGAINST COMPETITORS THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE HAVE.

     The voice-recognition industries are highly competitive, and we believe that this competition will intensify. Many of our competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger client bases than we do. Our competitors could use these resources to develop products that are more effective or less costly than any or all of our products or that could render any or all of our products obsolete. Our competitors could also use their economic strength to influence the market to continue to buy their existing products.

PROTECTING OUR INTELLECTUAL PROPERTY IN OUR TECHNOLOGY THROUGH PATENTS MAY BE COSTLY AND INEFFECTIVE AND IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND WE MAY NOT BE PROFITABLE.

     Our future success depends in part on our ability to protect the intellectual property for our technology by obtaining patents. We will only be able to protect our products and methods from unauthorized use by third parties to the extent that our products and methods are covered by valid and enforceable patents or are effectively maintained as trade secrets. To date, we have filed fifteen patent applications for internally developed applications with the U.S Patent and Trademark Office. Of the patents applications we have filed, we have been awarded three patents: (i) the Speech-Enabled Automatic Telephone Dialer in May 2003, (ii) the Speech-Enabled Automatic Telephone Dialer without a PBX in December 2003 and (iii) the Speech Enabled Voice Activated/Voice Responsive Item Locator was issued in October 2004. No assurances can be given that the remaining patent applications will be approved.

     The protection provided by our patents, and patent applications if issued, may not be broad enough to prevent competitors from introducing similar products into the market. Our patents, if challenged or if we attempt to enforce them, may not be upheld by the courts of any jurisdiction. Numerous publications may have been disclosed by, and numerous patents may have been issued to, our competitors and others relating to methods of dialysis of which we are not aware and additional patents relating to methods of dialysis may be issued to our competitors and others in the future. If any of those publications or patents conflict with our patent rights, or cover our products, then any or all of our patent applications could be rejected and any or all of our granted patents could be invalidated, either of which could materially adversely affect our competitive position.

     Litigation and other proceedings relating to patent matters, whether initiated by us or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to us, and may require the diversion of substantial financial, managerial and other resources. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development product sales or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and the claims of these patents are ultimately determined to be valid, we may be required to obtain licenses under patents of others in order to develop, manufacture use, import and/or sell our products. We may not be able to obtain licenses under any of these patents on terms acceptable to us, if at all. If we do not obtain these licenses, we could encounter delays in, or be prevented entirely from using, importing, developing, manufacturing, offering or selling any products or practicing any methods, or delivering any services requiring such licenses.

IF WE ARE NOT ABLE TO PROTECT OUR TRADE SECRETS THROUGH ENFORCEMENT OF OUR CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS, THEN WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND WE MAY NOT BE PROFITABLE.

     We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If the employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Most of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have and we may not be profitable if our competitors are also able to take advantage of our trade secrets.

WE MAY UNINTENTIONALLY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS.

     Many lawsuits currently are being brought in the software industry alleging violation of intellectual property rights. In addition, a large number of patents have been awarded in the voice-recognition and call processing area. Although we do not believe that we are infringing on any patent rights, patent holders may claim that we are doing so. Any such claim would likely be time-consuming and expensive to defend, particularly if we are unsuccessful, and could prevent us from selling our products or services. In addition, we may also be forced to enter into costly and burdensome royalty and licensing agreements.

OUR FUTURE BUSINESS ACQUISITIONS MAY BE UNPREDICTABLE AND MAY CAUSE OUR BUSINESS TO SUFFER.

     We will seek to expand our operations through the acquisition of additional businesses. We may not be able to identify, successfully integrate or profitably manage any such businesses or operations. The proposed expansion may involve a number of special risks, including possible adverse effects on our operating results, diversion of management attention, inability to retain key personnel, risks associated with unanticipated events and the financial statement effect of potential impairment of acquired intangible assets, any of which could have a materially adverse effect on the our condition and results of operations. In addition, if competition for acquisition candidates or assumed operations were to increase, the cost of acquiring businesses or assuming customers' operations could increase materially. Our inability to implement and manage our expansion strategy successfully may have a material adverse effect on our business and future prospects. Furthermore, through the acquisition of additional businesses, we may effect a business acquisition with a target business which may be financially unstable, under-managed, or in its early stages of development or growth. While we may, under certain circumstances, seek to effect business acquisitions with more than one target business, as a result of our limited resources, we, in all likelihood, will have the ability to effect only a single business acquisition at one time. Currently, we has no plans, proposals or arrangements, either orally or in writing, regarding any proposed acquisitions.

OUR SHAREHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION IF FUTURE EQUITY OFFERINGS ARE USED TO FUND OPERATIONS OR ACQUIRE BUSINESSES.

     If working capital or future acquisitions are financed through the issuance of equity securities, our shareholders would experience significant dilution. In addition, the conversion of outstanding debt obligations into equity securities would have a dilutive effect on our shareholders. Further, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our Class A Common Stock.

     We believe that our going-forward expenses over the next 12 months will be approximately $1,000,000 and, assuming that we have no revenues, we expect to have aggregate liabilities of approximately $6,700,000, which includes salaries for officers, employees and professionals over the next 12 months. We have no current plan to hire additional employees, perform additional research and development or purchase additional equipment or services. We believe that the deficiency between our expenses and net revenues will be more than covered by the cash available. If there are additional deficiencies that are in excess of the proceeds of the Securities Purchase Agreement, management believes that we can limit our operations, defer payments to management and maintain our business at nominal levels until we can identify alternative sources of capital.

OUR SOLE OFFICER CONTROLS A SIGNIFICANT PERCENTAGE OF OUR CAPITAL STOCK AND HAS SUFFICIENT VOTING POWER TO CONTROL THE VOTE ON SUBSTANTIALLY ALL CORPORATE MATTERS.

     As of September 30, 2006, Jerome R. Mahoney, our president, chief executive officer, chief financial officer and director, beneficially owned approximately 71.1% of our outstanding shares of shares of our Class A common stock (assuming the conversion of outstanding shares of Class B common stock and debt into shares of Class A common stock). Mr. Mahoney is able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our Class A common stock. In addition, Mr. Mahoney is in a position to impede transactions that may be desirable for other shareholders. He could, for example, make it more difficult for anyone to take control of us.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND FAILURE TO ADAPT OUR PRODUCT DEVELOPMENT TO THESE CHANGES MAY CAUSE OUR PRODUCTS TO BECOME OBSOLETE.

We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products to become obsolete more quickly than expected.

THE TREND TOWARD CONSOLIDATION IN OUR INDUSTRY MAY IMPEDE OUR ABILITY TO COMPETE EFFECTIVELY.

     As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors. Furthermore, we may use strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. Any of these changes may have a significant adverse effect on our future revenues and operating results.

WE FACE INTENSE PRICE-BASED COMPETITION FOR LICENSING OF OUR PRODUCTS WHICH COULD REDUCE PROFIT MARGINS.

     Price competition is often intense in the software market, especially for computerized telephony software products. Many of our competitors have significantly reduced the price of their products. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins.

IF WE LOSE THE SERVICES OF ANY OF OUR KEY PERSONNEL, INCLUDING OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, OUR BUSINESS MAY SUFFER.

     We are dependent on our key officer, Jerome R. Mahoney, our president and chief executive officer. The loss of our key officer could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues. In an attempt to minimize the effects of such loss, we presently maintain a $5,000,000 key-man term life insurance policy on Mr. Mahoney.

AS A RESULT OF THE DISTRIBUTION OF SHARES OF CLASS A COMMON STOCK OF TREY RESOURCES, INC. TO OUR SHAREHOLDERS, OUR PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR MAY HAVE CONFLICTS OF INTEREST, AND WE DO NOT HAVE ANY FORMAL PROCEDURE FOR RESOLVING ANY SUCH CONFLICTS IN THE FUTURE.

     As the result of the distribution to our shareholders of shares of Class A Common Stock of Trey Resources, our President, Chief Executive Officer and Director, Jerome R. Mahoney, serves as Non-executive Chairman of the Board of Trey Resources and will have the right to convert $250,000 of indebtedness into 250,000 shares of Class B common stock of Trey Resources, which will be convertible into an indeterminable number of shares of Class A common stock of Trey Resources. This could create, or appear to create, potential conflicts of interest when our President, Chief Executive Officer and Director is faced with decisions that could have different implications for Trey Resources. Examples of these types of decisions might include any of the potential business acquisitions made by us or the resolution of disputes arising out of the agreements governing the relationship between Trey Resources and us following the distribution. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us following the distribution. Furthermore, we do not have any formal procedure for resolving any such conflicts of interest if they do arise.

AS A RESULT OF THE DISTRIBUTION OF SHARES OF CLASS A COMMON STOCK OF IVOICE TECHNOLOGY, INC. TO OUR SHAREHOLDERS, OUR PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR MAY HAVE CONFLICTS OF INTEREST, AND WE DO NOT HAVE ANY FORMAL PROCEDURE FOR RESOLVING ANY SUCH CONFLICTS IN THE FUTURE.

     As a result of the distribution to our shareholders of shares of Class A common stock of iVoice Technology, our President, Chief Executive Officer and Director, Jerome R. Mahoney, serves as President and Chief Executive of iVoice Technology and will have the right to convert $190,000 of indebtedness into 190,000 shares of Class B common stock of iVoice Technology, which will be convertible into an indeterminable number of shares of Class A common stock of iVoice Technology. This could create, or appear to create, potential conflicts of interest when our President, Chief Executive Officer and Director is faced with decisions that could have different implications for iVoice Technology. Examples of these types of decisions might include any of the potential business acquisitions made by us or the resolution of disputes arising out of the agreements governing the relationship between iVoice Technology and us following the distribution. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us following the distribution. Furthermore, we do not have any formal procedure for resolving any such conflicts of interest if they do arise.

AS A RESULT OF THE DISTRIBUTION OF SHARES OF CLASS A COMMON STOCK OF DEEP FIELD TECHNOLOGIES, INC. TO OUR SHAREHOLDERS, OUR PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR MAY HAVE CONFLICTS OF INTEREST, AND WE DO NOT HAVE ANY FORMAL PROCEDURE FOR RESOLVING ANY SUCH CONFLICTS IN THE FUTURE.

     As a result of the distribution to our shareholders of shares of Class A common stock of Deep Field Technologies, our President, Chief Executive Officer and Director, Jerome R. Mahoney, will serve as the Non-executive Chairman of the Board of Deep Field Technologies and will have the right to convert $190,000 of indebtedness into 190,000 shares of Class B common stock of Deep Field Technologies, which will be convertible into an indeterminable number of shares of Class A common stock of Deep Field Technologies. This could create, or appear to create, potential conflicts of interest when our President, Chief Executive Officer and Director is faced with decisions that could have different implications for Deep Field Technologies. Examples of these types of decisions might include any of the potential business acquisitions made by us or the resolution of disputes arising out of the agreements governing the relationship between Deep Field Technologies and us following the distribution. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us following the distribution. Furthermore, we do not have any formal procedure for resolving any such conflicts of interest if they do arise.

AS A RESULT OF THE DISTRIBUTION OF SHARES OF CLASS A COMMON STOCK OF SPEECHSWITCH, INC. TO OUR SHAREHOLDERS, OUR PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR HAY HAVE CONFLICTS OF INTEREST, AND WE DO NOT HAVE ANY FORMAL PROCEDURE FOR RESOLVING ANY SUCH CONFLICTS IN THE FUTURE.

     As a result of the distribution to our shareholders of shares of Class A common stock of SpeechSwitch, our President, Chief Executive Officer and Director, Jerome R. Mahoney, will serve as the Non-executive Chairman of the Board of SpeechSwitch and will have the right to convert $190,000 of indebtedness into 190,000 shares of Class B common stock of SpeechSwitch, which will be convertible into an indeterminable number of shares of Class A common stock of SpeechSwitch. This could create, or appear to create, potential conflicts of interest when our President, Chief Executive Officer and Director is faced with decisions that could have different implications for SpeechSwitch. Examples of these types of decisions might include any of the potential business acquisitions made by us or the resolution of disputes arising out of the agreements governing the relationship between SpeechSwitch and us following the distribution. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us following the distribution. Furthermore, we do not have any formal procedure for resolving any such conflicts of interest if they do arise.

RISKS RELATED TO OUR SECURITIES

THE PRICE OF OUR CLASS A COMMON STOCK MAY BE AFFECTED BY A LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

     There can be no assurance that an active trading market for our stock will continue. An absence of an active trading market could adversely affect our shareholders' ability to sell our Class A common stock in short time periods, or possibly at all. Our Class A common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Class A common stock to fluctuate substantially.

OUR CLASS A COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

           Our Class A common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our Class A common stock by reducing the number of potential investors. This may make it more difficult for investors in our Class A common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

     o    With a price of less than $5.00 per share

     o    That are not traded on a "recognized" national exchange;

     o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

     o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

FUTURE SALES OF OUR CLASS A COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

     The sale of a large number of our shares, or the perception that such a sale may occur, could lower our stock price. Such sales could make it more difficult for us to sell equity securities in the future at a time and price that we consider appropriate.

ISSUANCE OF OUR RESERVED SHARES OF CLASS A COMMON STOCK MAY SIGNIFICANTLY DILUTE THE EQUITY INTEREST OF EXISTING SHAREHOLDERS.

     We have reserved for issuance, shares of our Class A common stock upon exercise or conversion of stock options, warrants, or other convertible securities that are presently outstanding. Issuance of these shares will have the effect of diluting the equity interest of our existing shareholders and could have an adverse effect on the market price for our Class A common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     The prospectus and any prospectus supplement contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts. For example, when we use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," or "may," or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. You should read these factors, including the information under "Risk Factors" beginning on page 5, and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. We do not undertake any obligation to update forward-looking statements made by us.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our Class A Common Stock that may be offered and sold from time to time by certain selling shareholders. There will be no proceeds to us from the sale of shares of Class A Common Stock in this offering. Except for the secured convertible debentures issued to Cornell Capital Partners LP (the "Cornell Debentures") and working capital from operations, we have no other significant sources of working capital or cash commitments. We cannot assure you that we will raise sufficient funds from these financing arrangements, or that we will produce sufficient revenues from product sales to sustain our operations or, that a market will develop for our Class A Common Stock upon which a significant amount of our financing is dependant. To date, we have incurred substantial losses, and may from time to time require financing for working capital to meet our operating needs and obligations. While we have recently raised sufficient working capital to fund our operations for what we believe should be sufficient for the next 24 months, we will subsequently need to raise additional capital to fund our future operations. We anticipate that we will require financing on an ongoing basis for the foreseeable future.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

     The following tables set forth certain information regarding the beneficial ownership of our voting securities as of October 19, 2006 of (i) each person known to us to beneficially own more than 5% of the applicable class of voting securities, (ii) our directors, (iii) and each named executive officer and (iv) all directors and executive officers as a group. As of October 19, 2006 there were a total of 57,724,264 shares of Class A common stock outstanding. Each share of Class A common stock is entitled to one vote on matters on which holders of common stock are eligible to vote. Each share of Class B common stock is entitled to cast the number of votes equal to the number of Class A Common Stock Shares that would be issued upon the conversion of the Class B Common Stock Shares held by that holder, had all of the outstanding Class B Common Stock Shares held by that holder been converted on the record date used for purposes of determining which shareholders would vote in such an election. The column entitled "Percentage of Total Voting Stock" shows the percentage of total voting stock beneficially owned by each listed party.

     The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of October 19, 2006, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity.

                            OWNERSHIP OF COMMON STOCK

               (RESTATED FOR 1:200 REVERSE STOCK SPLIT ON 4/27/06)

                                                               COMMON STOCK
                                                            BENEFICIALLY OWNED
NAME/ADDRESS                    TITLE OF CLASS             NUMBER        PERCENT
Jerome R. Mahoney               Class A Common Stock   142,610,249(1)      71.1%
c/o iVoice, Inc.                Class B Common Stock     1,644,310(1)     100.0%
750 Highway 34
Matawan, New Jersey  07747

Frank V. Esser (Director)       Class A Common Stock        70,893          0.0%
27 Arden Road
Old Bridge, New Jersey  08857

Director and executive          Class A Common Stock   142,681,142         71.1%
officer as a group              Class B Common Stock     1,644,310        100.0%

--------------------------
(1) Includes (i) 2,250 shares of our Class A common stock held by Mr. Mahoney's minor children, (ii) 137,025,833 shares of our Class A common stock issuable upon conversion of 1,644,310 shares of our Class B common stock held by Mr. Mahoney, and (iii) 5,582,166 shares of our Class A common stock issuable upon conversion of a promissory note dated March 20, 2001, as amended on August 13, 2002. Pursuant to such promissory note, Mr. Mahoney may, at any time, convert amounts owed to him for monies loaned thereunder and interest thereon into (i) one share of our Class B common stock for each dollar owed, (ii) the number of shares of our Class A common stock calculated by dividing (x) the sum of the amount being prepaid by (y) 50% of the lowest issue price of shares of our Class A common stock since the first advance of funds under such note, or (iii) payment of the principal of the note, before any repayment of interest. At June 30, 2006, the total balance owed to Mr. Mahoney was $66,986, convertible into 66,986 shares of our Class B common stock, or 5,582,166 shares of our Class A common stock.


                            SELLING SECURITY HOLDERS

     The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders. All of the shares being offered under this prospectus will be issued under the iVoice, Inc. 2005 Stock Incentive Plan.

     We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders.

     The following table sets forth, information with respect to those individuals that are anticipated to be selling shareholders of Class A Common Stock shares under this registration statement.

     NAME                       TITLE OF CLASS        SHARES OFFERED FOR RESALE
     ---------------------- ------------------------- --------------------------
     Lawrence A. Muenz      Class A Common Stock            4,750,000 (1)
     ---------------------- ------------------------- --------------------------
     Kenneth P. Glynn       Class A Common Stock              250,000 (2)
     ---------------------- ------------------------- --------------------------

(1) Represents Class A Common Stock shares that may be granted from time to time under the iVoice, Inc. 2005 Stock Incentive Plan to repay a portion of legal fees and/or expenses equal to $175,000 as of December 31, 2005.

(2) Represents Class A Common Stock shares granted in exchange for $15,000 in legal fees for representation previously provided to the Company.


                              PLAN OF DISTRIBUTION

     The selling security holders and any of their respective donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. Each selling security holder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     o trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and re-sales by the broker-dealer for its own account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately negotiated transactions;
     o short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within his control, so as to be available for delivery at the time when, under applicable rules, delivery must be made;
     o    transactions to cover short sales;
     o broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share;
     o    a combination of any of these methods of sale; or
     o    any other method permitted by applicable law

     The sale price to the public may be:

     o    the market price prevailing at the time of sale;
     o    a price related to the prevailing market price;
     o    at negotiated prices; or
     o such other price as the selling security holder determines from time to time.

     Each selling security holder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if he deems the purchase price to be unsatisfactory at any particular time.

     Each selling security holder may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed shares, if necessary, puts and calls and other transactions in securities of iVoice or derivatives of iVoice securities and may sell or deliver shares in connection with these trades. Each selling security holder may pledge his shares to his brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by a selling security holder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Neither selling security holder has indicated to us that he expects these commissions and discounts to exceed what is customary in the types of transactions involved.

     A selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the re-sale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     A selling security holder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, neither selling security holder has entered into any agreement with a prospective underwriter, and there is no assurance as to whether any such agreement will be entered into. If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

     Each selling security holder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under that act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, a selling security holder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     We have agreed to pay all fees and expenses incident to the registration of the shares.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The New Jersey Business Corporation Act provides that a New Jersey corporation is required to indemnify a director or officer against his or her expenses to the extent that such director or officer has been successful on the merits or otherwise in any proceeding against such director or officer by reason of his or her being or having been such director or officer. A New Jersey corporation also has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or in the case of a proceeding by or in the right of the corporation, upon an appropriate determination by a court); and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made to or on behalf of a director or officer if a judgment or final adjudication adverse to the director or officer establishes that his or her omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     Additionally, as permitted by the General Corporation Law of the State of New Jersey, Article VIII of the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock or
(iv) any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

The consolidated financial statements of iVoice, Inc. for the fiscal years ended December 31, 2005 and 2004 incorporated by reference into this prospectus have been audited by Bagell, Josephs, Levine & Company, LLC, independent registered public accountants, to the extent and for the periods set forth in that firm's report, are incorporated in this prospectus in reliance upon the report given upon the authority of Bagell, Josephs, Levine & Company, LLC, as experts in auditing and accounting.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered under this prospectus will be passed upon by Meritz & Muenz LLP, Washington, D.C.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Fidelity Transfer Company. Its telephone number is 801-466-7208.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document, which is filed as an exhibit to the registration statement.

You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at Room 1580, Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet website at WWW.SEC.GOV that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of the registrant's filings are available at that website. Please call 1-800-SEC-0330 for further information on the Public Reference Room. Our web site address is http://www.ivoice.com.

     All trademarks or trade names referred to in this prospectus are the property of their respective owners.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and all documents we subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering covered by this prospectus:

     (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.

     (b) Our Current Report on Form 8-K dated January 6, 2006, March 30, 2006, as amended, May 25, 2006, July 28, 2006 and August 9, 2006.

     (c)  Our Quarterly Report on Form 10-QSB for the period ended June 30,
          2006.

     For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Notwithstanding the above, information that is "furnished to" the Commission shall not be deemed "filed with" the Commission and shall not be deemed incorporated by reference into this Registration Statement.

     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     iVoice, Inc.
     750 Highway 34
     Matawan, NJ  07747
     (732) 441-7700

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     In accordance with the requirements of the Securities Exchange Act of 1934, the Company periodically files certain reports and other information with the Commission. The following documents filed with the Commission are hereby incorporated in this Prospectus by reference:

     (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.

     (b) Our Current Report on Form 8-K dated January 6, 2006, March 30, 2006, as amended, May 25, 2006, July 28, 2006 and August 9, 2006.

     (c)  Our Quarterly Report on Form 10-QSB for the period ended June 30,
          2006.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

     Lawrence A. Muenz, a partner of Meritz & Muenz LLP, counsel to the Company, may receive compensation for legal services provided to the Company by his firm in the form of Class A Common Stock granted under the iVoice, Inc. 2005 Stock Incentive Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The New Jersey Business Corporation Act provides that a New Jersey corporation is required to indemnify a director or officer against his or her expenses to the extent that such director or officer has been successful on the merits or otherwise in any proceeding against such director or officer by reason of his or her being or having been such director or officer. A New Jersey corporation also has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or in the case of a proceeding by or in the right of the corporation, upon an appropriate determination by a court); and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made to or on behalf of a director or officer if a judgment or final adjudication adverse to the director or officer establishes that his or her omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     Additionally, as permitted by the General Corporation Law of the State of New Jersey, Article VIII of the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock or
(iv) any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

     4.1  iVoice, Inc. 2005 Stock Incentive Plan.

     5.1. Legal Opinion of Meritz & Muenz LLP.

     23.  Consent of Experts and Counsel
          23.1 Consent of Bagell, Josephs, Levine & Company, L.C.C.
          23.2 Consent of Meritz & Muenz LLP. (See Exhibit 5.1)


ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Matawan, New Jersey, on October 23, 2006.

     IVOICE, INC.


By:  /s/Jerome Mahoney
     --------------------
     Jerome Mahoney, President,
     Chief Executive Officer and
     Principal Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/Jerome Mahoney                                 Date: October 23, 2006
---------------------
Jerome Mahoney
Chief Executive Officer and
Principal Financial Officer
Director

/s/Frank Esser                                    Date: October 23, 2006
---------------------
Frank Esser
Director



                     IVOICE, INC. 2005 STOCK INCENTIVE PLAN

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Board of Directors of the Registrant who administers the iVoice, Inc. 2005 Incentive Stock Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Matawan, New Jersey, on October 23, 2006.

By:  /s/ Jerome Mahoney
     -----------------------
     Jerome Mahoney, President,
     Chief Executive Officer and
     Principal Financial Officer

                                INDEX OF EXHIBITS

4.1  iVoice, Inc. 2005 Stock Incentive Plan.

5.1. Legal Opinion of Meritz & Muenz LLP

23.  Consent of Experts and Counsel
     23.1 Consent of Bagell, Josephs, Levine & Company, L.C.C.
     23.2 Consent of Meritz & Muenz LLP. (See Exhibit 5.1)